UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Form 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 30, 2021

BEIGENE, LTD.
(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-37686	98-1209416
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
c/o Mourant Governance Services (Cayman) Limited
94 Solaris Avenue, Camana Bay
Grand Cayman KY1-1108
Cayman Islands
(Address of Principal Executive Offices) (Zip Code)
+1 (345) 949-4123
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 13 Ordinary Shares, par value $0.0001 per share	BGNE	The NASDAQ Global Select Market
Ordinary Shares, par value $0.0001 per share*	06160	The Stock Exchange of Hong Kong Limited
*Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not registered or listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited.
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Appointment of New Chief Financial Officer

In accordance with a previously announced transition plan, on June 30, 2021, Julia Wang became the Chief Financial Officer of BeiGene, Ltd. (the “Company”). Ms. Wang is the Company’s principal financial officer and principal accounting officer.

Ms. Wang, aged 50, served as Senior Vice President, Enterprise Optimization and Deputy Chief Financial Officer of the Company from June 2020 to June 2021. Prior to that time, from 2018 to 2020, Ms. Wang served as Senior Vice President, Global Business Finance and Corporate Planning at Alexion Pharmaceuticals, a rare disease biopharmaceutical company operating in more than 50 countries. From 2015 to 2018, she held leadership positions at Quest Diagnostics, including Vice President of U.S. Regional Finance and Enterprise Commercial, and Vice President of Finance, Value Creation. From 2007 to 2012, she held senior leadership roles at Johnson and Johnson (J&J) as Chief Financial Officer of various operating businesses, including Xian-Janssen, J&J’s pharmaceutical business in China. Prior to 2007, she led finance initiatives at PepsiCo. Ms. Wang received an MBA from Fuqua School of Business at Duke University in 1999, and a BA in British Language and Literature from Shandong Normal University in 1992.

In connection with her appointment as the Company’s Chief Financial Officer, Ms. Wang will receive an annual base salary of $445,000, which is subject to review and adjustment in accordance with the Company’s policy. Ms. Wang’s annual merit bonus target is 50% of her base salary, based on performance as determined by the Compensation Committee of the Board of Directors of the Company. In connection with the commencement of her employment in June 2020, Ms. Wang received a sign-on cash bonus of $50,000 and was granted an initial option to purchase up to 104,754 ordinary shares, which vests over four years, and a restricted share unit grant for 55,198 ordinary shares, which vests in equal annual installments over four years. In June 2021, Ms. Wang was granted an option to purchase up to 177,853 ordinary shares, which vests over four years, and a restricted share unit grant for 28,678 ordinary shares, which vests in equal annual installments over four years. Ms. Wang’s employment may be terminated by the Company without “cause” (as defined in her offer letter) or by her with “good reason” (as defined in her offer letter), and if so she would receive her accrued benefits, base salary and health and dental insurance payments during a 12-month severance period and other benefits including acceleration of the vesting of her initial equity awards by 12 months (or full acceleration of the vesting of her initial and any subsequent equity awards if such termination occurs within 12 months following a “change in control” (as defined in her offer letter)), subject to her execution of a general release of claims. The Company may also terminate Ms. Wang’s employment for cause, and Ms. Wang may also terminate her employment without good reason, in either case, in which she would then only be entitled to receive certain accrued benefits.

There are no arrangements or understandings between Ms. Wang and any other person pursuant to which she was appointed as Chief Financial Officer, nor are there any transactions between Ms. Wang and the Company that would be reportable under Item 404(a) of Regulation S-K. There are no family relationships between Ms. Wang and any of our directors or executive officers.

(b) Retirement of Chief Financial Officer

On June 30, 2021, Howard Liang, Ph.D., Chief Financial Officer and Chief Strategy Officer, retired from the Company. Dr. Liang’s decision to retire is not the result of any disagreement regarding the Company’s financial reporting or accounting policies, procedures, estimates, or judgments. Dr. Liang and the Company entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which, effective July 1, 2021, Dr. Liang will provide consulting services to the Company for a period of four months, during which time Dr. Liang’s outstanding options to purchase ordinary shares of the Company that are not vested will continue to vest. Additionally, the exercise period applicable to Dr. Liang’s options was extended to three months from his termination of service under the Consulting Agreement.

The foregoing description of the material terms of Ms. Wang’s employment arrangement and Dr. Liang’s consulting arrangements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Ms. Wang’s offer letter and Dr. Liang’s Consulting Agreement, copies of which the Company intends to file as exhibits to a subsequent periodic report or on an amendment to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Exhibit Index

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEIGENE, LTD.

Date: July 1, 2021	By:	/s/ Scott A. Samuels
	Name:	Scott A. Samuels
	Title:	Senior Vice President, General Counsel